Exhibit 99.1

Dow Chemical Receives Notification of Kuwait Decision to Cancel K-Dow Partnership

MIDLAND, MI — December 28, 2008 — Today, The Dow Chemical Company has been verbally informed by our partners at the Kuwait Petroleum Corporation (KPC) and Petrochemicals Industries Company (PIC) about a decision made by the Kuwait Supreme Petroleum Council (SPC), to reverse its prior approval of the agreement between Dow and PIC to enter into K-Dow Petrochemicals, a planned 50-50 joint venture company.  The partners have informed us that there will be official written notification of the decision within the next few days.

Dow is extremely disappointed with the decision, and is in the process of evaluating its options pursuant to the Joint Venture Formation Agreement. While disappointed in this outcome, Dow remains committed to its Middle East Strategy.

About Dow

With annual sales of $54 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

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For editorial information: David Winder The Dow Chemical Company 1-989-638-0745 dwinder@dow.com